As filed with the Securities and Exchange Commission on April 8, 2019

Registration No. 333-141213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Domtar Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-5901152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, SC 29715

803-802-7500

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

The Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company

The Domtar Corporation 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company

The Domtar Corporation 2004 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company

The Domtar Inc. Executive Stock Option and Share Purchase Plan

The Domtar Inc. Executive Deferred Share Unit Plan

The Domtar Corporation 2007 Omnibus Incentive Plan

The Domtar Inc. Deferred Share Unit Plan for Outside Directors

(Full title of Plans)

Zygmunt Jablonski, Esq.

Senior Vice-President and Chief Legal and Administrative Officer

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, SC 29715

803-802-7500

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copy to:

Steven Slutzky, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

On March 8, 2007, Domtar Corporation (the “Company”) filed with the Securities and Exchange Commission its Registration Statement on Form S-8 (File No. 333-141213) (the “Form S-8”) registering an aggregate of 4,282,298 shares (on a post-split basis) of the Company’s common stock, par value $0.01 per share (the “Shares”), for offer or sale pursuant to the Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Corporation 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Corporation 2004 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Inc. Executive Stock Option and Share Purchase Plan and the Domtar Inc. Executive Deferred Share Unit Plan (collectively, the “Legacy Plans”), the Domtar Corporation 2007 Omnibus Incentive Plan and the Domtar Inc. Deferred Share Unit Plan for Outside Directors. The Company is no longer issuing securities under the Legacy Plans. This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister the remaining 550,600 Shares that were registered under the Form S-8 and remain unissued under the Legacy Plans.

For the avoidance of doubt, any shares registered on the Form S-8 for offer or sale pursuant to the Domtar Corporation 2007 Omnibus Incentive Plan and the Domtar Inc. Deferred Share Unit Plan for Outside Directors continue to be available for issuance and not subject to this Post-Effective Amendment No. 1 to the Registration on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Mill, South Carolina on this 8th day of April, 2019.

DOMTAR CORPORATION

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru
Title: Vice-President, Corporate Law and Secretary